EXHIBIT 99.4

RADNET, INC.

2006 EQUITY INCENTIVE PLAN

STOCK AWARD AGREEMENT

The Company hereby awards a Stock Award (the “Restricted Stock”) to the Awardee named below. The terms and conditions of the Stock Award are set forth in this cover sheet and the attached Stock Award Agreement and in the Plan. This cover sheet is incorporated into and a part of the attached Stock Award Agreement (together, the “Agreement”).

Date of Award:

Name of Awardee (“you”, “your”, “Awardee”): :

Number of Shares of Restricted Stock Awarded:

Amount Paid by Awardee for the Shares of Restricted Stock Awarded:        $ 0.00

Fair Market Value of a Share on Date of Award:       $

Vesting Calculation Date:

Vesting Schedule:

As long as you continuously are a Service Provider, you will become incrementally vested as to one-third of the total number of Shares awarded (rounded to the nearest whole number), as shown above, on each of the Vesting Calculation Date and on each of the first two anniversaries of the Vesting Calculation Date. In the event that you cease to be a Service Provider, you will forfeit to the Company without consideration all of the then-unvested Shares subject to this Award. However, the total number of then unvested Shares subject to this Award shall become fully vested if either (i) there is a Change in Control and your status as a Service Provider is either terminated without Cause (as defined below) by the Company or is terminated by you for Good Reason (as defined below), in either case in anticipation of or within 24 months after the Change in Control or (ii) your status as a Service Provider is terminated (x) by the Company due to your Disability or (y) due to your death.

By signing this cover sheet, you agree to all terms and conditions described in the attached Stock Award Agreement and in the Plan and Plan prospectus. You specifically acknowledge that you have carefully read the section entitled "Code Section 83(b) Election" and the Exhibit B attachment and you further acknowledge that you are solely responsible for filing any Code Section 83(b) election, and that such election must be filed within thirty (30) days after the Date of Award in order to be effective. You are also acknowledging receipt of this Agreement and copies of the Plan and its prospectus.

Company:	Awardee:

By:
Its:

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Attachments

RADNET, INC.

2006 EQUITY INCENTIVE PLAN

STOCK AWARD AGREEMENT

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by this reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement, the attached Exhibits and the Plan constitute the entire understanding between you and the Company regarding this Award of Restricted Stock. Any prior agreements, commitments or negotiations are superseded.

Award of Restricted Stock	The Company awards you the number of Shares of Restricted Stock shown on the cover sheet of this Agreement. The Award is subject to the terms and conditions of this Agreement and the Plan. This Award is not intended to constitute a nonqualified deferred compensation plan within the meaning of section 409A of the Code and will be interpreted accordingly.

Vesting

This Award will vest according to the Vesting Schedule on the attached cover sheet and also the below paragraph of this section.

The term "Cause" shall mean (1) the Awardee's theft, dishonesty, or falsification of any documents or records of the Company or any affiliate; (2) the Awardee's improper use or disclosure of confidential or proprietary information of the Company or any affiliate; (3) any action by the Awardee which has a detrimental effect on the reputation or business of the Company or any affiliate; (4) the Awardee's failure or inability to perform any reasonable assigned duties after written notice from the Company or an affiliate, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by the Awardee of any employment or service agreement between the Awardee and the Company or an affiliate, which breach is not cured pursuant to the terms of such agreement; (6) the Awardee's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Awardee's ability to perform his or her duties with the Company or an affiliate; or (7) the Awardee's violation of a material Company policy.

The term "Good Reason" shall mean, as determined by the Administrator, (A) a material adverse change in the Awardee's title, stature, authority, or responsibilities with the Company (or the affiliate employing him or her); (B) a material reduction in the Awardee's base salary or annual bonus opportunity; or (C) receipt of notice by Awardee that the Awardee's principal workplace will be relocated by more than 50 miles. The Awardee must provide written notice (the “Good Reason Notice”) to the Company within 60 days of the initial existence of a Good Reason event or else the Awardee will have waived any ability to resign his/her service for Good Reason with respect to such event. The Company shall have 15 days after its receipt of the Good Reason Notice to cure or remedy the Good Reason event as determined by the Administrator such that Good Reason will no longer exist. If the Company fails to timely cure or remedy the Good Reason event then the Awardee must affirmatively resign his/her status as a Service Provider within 15 business days after the expiration of the foregoing 15 day cure/remedy period or else the Awardee will have waived any ability to resign his/her service for Good Reason with respect to such event.

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Escrow	The certificate(s) for the Restricted Stock shall be deposited in escrow with the Secretary of the Company (or his/her designee) to be held in accordance with the provisions of this paragraph. Each deposited certificate shall be accompanied by a duly executed Assignment Separate from Certificate in the form attached hereto as Exhibit A. The deposited certificates shall remain in escrow until such time as the certificates are to be released or otherwise surrendered for cancellation as discussed below. Upon delivery of the certificates to the Company, you shall be issued an instrument of deposit acknowledging the number of Shares of Restricted Stock delivered in escrow to the Secretary of the Company.

All regular cash or stock dividends, if any, on the Restricted Stock shall be held in escrow and shall be subject to the same vesting conditions provided in this Agreement.

The Restricted Stock held in escrow hereunder shall be subject to the following terms and conditions relating to their release from escrow or their surrender to the Company, provided, however, that the minimum number of Shares released to you in any individual release of Share certificates must be at least twenty-five (25) Shares (unless the release represents your final release of Share certificates from escrow):

•	When your interest in the Restricted Stock vests, the certificates for such vested Restricted Stock (and related dividends) shall be released from escrow and delivered to you. Upon your Termination of Service for any reason prior to vesting and in which no vesting is provided upon such termination, any unvested Restricted Stock (and dividends) subject to this Agreement shall be immediately surrendered to the Company.

No Assignment	The Shares subject to this Award shall not be sold, anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. However, this shall not preclude a transfer of vested Shares by will or by the laws of descent and distribution. In addition, pursuant to Company procedures, you may designate a beneficiary who will receive any outstanding vested Shares in the event of your death. Regardless of any marital property settlement agreement, the Company is not obligated to recognize your spouse’s interest in your Award in any way.

Code Section 83(b) Election	You represent and warrant that you understand the Federal, state and local income tax consequences of the granting of this Restricted Stock. Under Section 83 of the Code, the Fair Market Value of the Restricted Stock on the date any forfeiture restrictions applicable to such Restricted Stock lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include surrender to the Company of unvested Restricted Stock as described above. You may voluntarily elect to be taxed at the time the Restricted Stock is acquired to the extent that the Fair Market Value of the Restricted Stock exceeds the amount of consideration paid by you (if any) for such Restricted Stock at that time rather than when such Restricted Stock ceases to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Date of Award. A form for making this election is attached as Exhibit B hereto. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you as the forfeiture restrictions lapse. YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. MOREOVER, YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE A CODE SECTION 83(b) ELECTION.

Leaves of Absence

For purposes of this Agreement, your status as a Service Provider does not terminate when you go on a bona fide leave of absence that was approved by the Company (or its parent, subsidiary or affiliate) in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. Your status as a Service Provider terminates in any event when the approved leave ends, unless you immediately return to active service.

The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Award), and when your status as a Service Provider terminates for all purposes under the Plan.

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Voting and Other Rights	Subject to the terms of this Agreement, you shall have all the rights and privileges of a stockholder of the Company while the Restricted Stock is held in escrow, including the right to vote and to receive dividends (if any).

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of outstanding Shares covered by this Award may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. This Award shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Taxes and Withholding

You will be solely responsible for payment of any and all applicable taxes associated with this Award.

The delivery to you of any Shares will not be permitted unless and until you have satisfied any withholding or other taxes that may be due. Tax withholding obligations may arise before release of Shares to you and you must timely satisfy any such obligations as a condition of this Award. At the discretion of the Administrator, any such tax withholding obligations may be settled by the Company withholding and retaining a portion of the Shares from the Shares that would otherwise be deliverable to you and/or by Shares which have already been owned by you for more than six (6) months and which are surrendered to the Company. Such withheld or surrendered Shares will be applied to pay the withholding obligation by using the aggregate fair market value of the withheld or surrendered Shares as of the date of vesting. If Shares are withheld, then you will be delivered the net amount of vested Shares after the Share withholding has been effected and you will not receive the withheld Shares.

Restrictions on Issuance and Resale

The Company will not issue any Shares if the issuance of such Shares at that time would violate any law or regulation.

By signing this Agreement, you agree not to sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Award (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the exercise or disposition of Shares. The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose a Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act of 1933 or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act of 1933 or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act of 1933 or any applicable state securities laws for the issuance or transfer of any securities. The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to this Award in order to ensure compliance with the foregoing.

If the sale of Shares acquired under this Award is not registered under the Securities Act of 1933, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

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Legends

All certificates representing any Shares issued under this Award may, where applicable, have endorsed thereon the following legends and any other legends the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

No Retention Rights

Your Award or this Agreement does not give you the right to be retained by the Company (or any parent or any subsidiaries or affiliates) in any capacity. The Company (or any parent and any subsidiaries or affiliates) reserves the right to terminate your status as a Service Provider at any time and for any reason.

This Award, and the Shares that may be released to you pursuant to this Award are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary (if any), compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

Notice

Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

The Awardee agrees that the Company may deliver all documents relating to the Plan or this Award (including prospectuses required by the Securities and Exchange Commission), and all other documents that the Company is required to deliver to its security holders or the Awardee (including annual reports, proxy statements and financial statements), either by e-mail or by e-mail notice of a Web site location where those documents have been posted. The Awardee may at any time (i) revoke this consent to e-mail delivery of those documents; (ii) update the e-mail address for delivery of those documents; (iii) obtain at no charge a paper copy of those documents, in each case by writing the Company at 1510 Cotner Ave., Los Angeles, CA 90025, Attention: General Counsel. The Awardee may request an electronic copy of any of those documents by requesting a copy from the General Counsel, 1510 Cotner Ave., Los Angeles, CA 90025. The Awardee understands that an e-mail account and appropriate hardware and software, including a computer or compatible cell phone and an Internet connection, will be required to access documents delivered by e-mail.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware without reference to the conflicts of law provisions thereof.

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Voluntary Awardee	You acknowledge that you are voluntarily participating in the Plan.

No Rights to Future Awards	Your rights, if any, in respect of or in connection with this Award or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award. By accepting this Award, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Administrator.

Future Value	The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value (or decrease in value) after the Date of Award, the Award could have little or no value.

No Advice Regarding Award	The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan or this Award.

No Right to Damages	You will have no right to bring a claim or to receive damages if any portion of the Award is cancelled or expires. The loss of existing or potential profit in the Award will not constitute an element of damages in the event of your Termination of Service for any reason, even if the termination is in violation of an obligation of the Company or a parent or a subsidiary or an affiliate to you.

Data Privacy	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and its prospectus. Any inconsistency between this Agreement and the Plan shall be resolved by reference to the Plan.

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EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Stock Award Agreement dated as of ________________, 20_____ the undersigned hereby sells, assigns and transfers unto _________ shares of the Common Stock of Radnet, Inc., a Delaware corporation, standing in the undersigned’s name on the books of said corporation represented by certificate No. ____________, herewith, and does hereby irrevocably constitute and appoint ______________________________ attorney-in-fact to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Dated: __________________, 20____

_______________________________________

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EXHIBIT B

ELECTION UNDER SECTION 83(b) OF
THE INTERNAL REVENUE CODE

The undersigned taxpayer hereby elects, pursuant to § 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the shares described below over the amount paid for those shares.

1.	The name, taxpayer identification number, address of the undersigned, and the taxable year for which this election is being made are:

TAXPAYER’S NAME: _____________________________________________

TAXPAYER’S SOCIAL SECURITY NUMBER: __________________________

ADDRESS: ______________________________________________________

TAXABLE YEAR: Calendar Year 20__

2.	The property which is the subject of this election is __________ shares of common stock of Radnet, Inc.

3.	The property was transferred to the undersigned on [DATE].

4.	The property is subject to the following restrictions: [Describe restrictions.]

5.	The fair market value of the property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in § 1.83-3(h) of the Income Tax Regulations) is: $_______ per share x ________ shares = $___________.

6.	For the property transferred, the undersigned paid $______ per share x _________ shares = $______________.

7.	The amount to include in gross income is $______________. [The result of the amount reported in Item 5 minus the amount reported in Item 6.]

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election also will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the property was transferred.

Dated: _______________________	___________________________________
Taxpayer

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